Exhibit 99.1

February 7, 2018

Prudential Financial, Inc. Announces 2017 Results

●	Net income attributable to Prudential Financial for 2017 of $7.863 billion or $17.86 per Common share versus $4.368 billion or $9.71 per share for 2016.

●	After-tax adjusted operating income of $4.652 billion or $10.58 per Common share for 2017 versus $4.107 billion or $9.13 per share for 2016.

●	Fourth quarter 2017 net income attributable to Prudential Financial of $3.765 billion or $8.61 per Common share versus $284 million or 65 cents per share for year-ago quarter.

●	Fourth quarter 2017 after-tax adjusted operating income of $1.173 billion or $2.69 per Common share versus $1.090 billion or $2.46 per share for year-ago quarter.

●	Impact of the Tax Act(1): Fourth quarter 2017 net income included a benefit of $2.871 billion or $6.64 per Common share as a result of the Tax Act. Book value per Common share and adjusted book value per Common share include benefits of $6.59 and $2.74, respectively, as a result of the Tax Act. In addition, Prudential now expects the 2018 effective tax rate on adjusted operating income to be approximately 22%, as compared to the 26% expectation provided on December 14, 2017 in connection with our 2018 Financial Outlook.

●	Other significant items: Net income and adjusted operating income include a net benefit of 1 cent per Common share, in the current quarter and a net benefit of 3 cents per Common share in the year-ago quarter, from other items discussed later in this release. Current quarter results also reflect higher than average quarterly expenses, as discussed later in this release, which had an estimated unfavorable pre-tax impact of approximately $165 million or 25 cents per Common share on results.

John Strangfeld, Chairman and CEO, commented on results:

 “Prudential had a solid finish to a strong year. While earnings were impacted by higher expenses in the quarter, underlying fundamentals in our businesses are robust, as evidenced by record assets under management and account values across our operations and solid core growth. As we look to 2018, we see good momentum and opportunities for growth while continuing to focus on key strategic long-term initiatives.”

COMMON STOCK DIVIDEND INCREASED

Today, the Company declared a quarterly dividend of 90 cents per share of Common stock, payable on March 15, 2018, to shareholders of record as of February 21, 2018, representing an increase of 20% over the prior year dividend level.

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Prudential Financial, Inc. Fourth Quarter 2017 Earnings Release	Page 2

FOURTH QUARTER BUSINESS HIGHLIGHTS

●	Individual Annuities gross sales of $1.6 billion were slightly below the year-ago quarter total of $1.7 billion, and increased over the prior sequential quarter of $1.3 billion. Higher net fees and return on assets reflect record-high separate account balances and more favorable estimates of the profitability of the business as compared to the year-ago quarter.

●	U.S. Individual Life sales of $183 million, based on annualized new business premiums, consistent with the year-ago quarter.

●	Record-high Retirement account values of $429.1 billion, up 11% from a year earlier. Net flows of $4.5 billion includes several new pension risk transfer case sales totaling $7.3 billion.

●	Group Insurance total benefits ratio for the current quarter was slightly below the midpoint of the 2017 target range and, for the full year, was at the low end of the target range.

●	Record-high Investment Management segment assets under management of $1.155 trillion includes a record-high $602.2 billion of unaffiliated third-party institutional and retail assets under management, up 15% from a year earlier. Unaffiliated third-party net inflows, excluding money market, totaled $1.4 billion for the current quarter and $15.7 billion for the year.

●	International Insurance constant dollar basis sales of $644 million, down 10% from the year-ago quarter, primarily reflects decreased sales in Japan following elevated sales levels in the first half of the year. Full year constant dollar basis sales of $3 billion are consistent with 2016. Life Planner count, up 2% from a year earlier, includes an increase of 3% in Japan.

OTHER FINANCIAL HIGHLIGHTS

●	Returned approximately $2.6 billion to shareholders through Common Stock repurchases and dividends in 2017, including approximately $635 million in the fourth quarter.

●	Book value per Common share, based on generally accepted accounting principles (GAAP), was $125.24 at December 31, 2017, compared to $104.91 at December 31, 2016. Adjusted book value per Common share amounted to $88.28 at December 31, 2017, an increase of $9.33 from December 31, 2016, after payment of four quarterly Common Stock dividends totaling $3.00 per share. Book value per Common share and adjusted book value per Common share benefited by $6.59 and $2.74, respectively, as a result of the Tax Act.(1)

●	During the fourth quarter of 2017, the Company acquired 2.8 million shares of its Common Stock at a total cost of $312.5 million, for an average price of $112.51 per share. From the commencement of repurchases in July 2011 through December 31, 2017, the Company has acquired 101.7 million shares of its Common Stock at a total cost of $7.6 billion, for an average price of $75.22 per share. On December 14, 2017, the Company announced that its Board of Directors authorized the repurchase of up to $1.5 billion of its outstanding Common Stock at management’s discretion during the period from January 1, 2018 through December 31, 2018.

●	Excluding holdings of the Closed Block division, net unrealized gains on general account fixed maturity investments were $32.0 billion at December 31, 2017, compared to $27.6 billion at December 31, 2016; gross unrealized losses were $1.5 billion at December 31, 2017, compared to $3.8 billion at December 31, 2016.

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Prudential Financial, Inc. Fourth Quarter 2017 Earnings Release	Page 3

SIGNIFICANT ITEMS

●	In the current quarter, net income includes a tax benefit of $2.871 billion or $6.64 per Common share related to the enactment of the Tax Cuts and Jobs Act (Tax Act).(1) This benefit is driven by the remeasurement of net deferred tax liabilities arising from a lower U.S. Corporate tax rate and the adoption of a territorial tax system, partially offset by the deemed repatriation of unremitted taxable earnings of foreign subsidiaries.

●	Also in the current quarter, net income and adjusted operating income each include a pre-tax benefit of $16 million in Individual Annuities to reflect the impact of market performance on deferred policy acquisition and other costs and reserves for guaranteed minimum benefits, partially offset by $12 million of debt exchange costs in Corporate and Other operations, resulting in a net favorable impact of approximately 1 cent per Common share.

●	In the year-ago quarter, net income and adjusted operating income each included a benefit of approximately 3 cents per Common share from significant items reflecting the settlement of legal matters in Retirement.

●	In addition, several of our businesses, and our Corporate and Other operations, incurred costs in the fourth quarter that exceed the average quarterly level for the year, reflecting the timing of expenses for items such as technology and business development, annual policyholder communications, advertising and other variable costs. For the current quarter, we estimate the pre-tax impact to be approximately $165 million including about $70 million in our U.S. businesses, $25 million in our international businesses, and the remainder in our Corporate and Other operations.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported year end and fourth quarter results. Net income attributable to Prudential Financial, Inc., was $7.863 billion ($17.86 per Common share) for the year ended December 31, 2017, compared to $4.368 billion ($9.71 per Common share) for the year ended December 31, 2016. After-tax adjusted operating income was $4.652 billion ($10.58 per Common share) for 2017, compared to $4.107 billion ($9.13 per Common share) for 2016.

For the fourth quarter of 2017, net income attributable to Prudential Financial, Inc. was $3.765 billion ($8.61 per Common share), compared to $284 million (65 cents per Common share) for the fourth quarter of 2016. After-tax adjusted operating income was $1.173 billion ($2.69 per Common share) for the fourth quarter of 2017, compared to $1.090 billion ($2.46 per Common share) for the fourth quarter of 2016.

Adjusted operating income does not equate to net income as determined in accordance with GAAP, but is the measure used by the Company to evaluate segment performance and to allocate resources, and is the measure of segment performance presented below. Consolidated adjusted operating income is a non-GAAP measure of financial performance. Adjusted book value is a non-GAAP measure of financial position. These measures are discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures.” Reconciliations of these measures to the most comparable GAAP measures are provided in the tables that accompany this release.

RESULTS OF ONGOING OPERATIONS

The Company’s ongoing operations include the U.S. Individual Solutions, U.S. Workplace Solutions, Investment Management, and International Insurance divisions, as well as Corporate and Other operations. In the following business-level discussion, adjusted operating income refers to pre-tax results.

U.S. Individual Solutions Division:

The U.S. Individual Solutions division, consisting of the Individual Annuities and Individual Life segments, reported adjusted operating income of $639 million for the fourth quarter of 2017, compared to $560 million in the year-ago quarter.

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Prudential Financial, Inc. Fourth Quarter 2017 Earnings Release	Page 4

INDIVIDUAL ANNUITIES SEGMENT ($ millions)	4Q:17	4Q:16
Adjusted operating income	$541	$422
Significant items included above:
Impact from updated estimates of profitability driven by market performance in relation to our assumptions	$16	$0

The Individual Annuities segment reported adjusted operating income of $541 million in the current quarter, compared to $422 million in the year-ago quarter. Updated estimates of profitability driven by market performance in relation to our assumptions, resulted in a net benefit of $16 million in the current quarter and had no impact in the year-ago quarter.

Excluding this significant item, results for the Individual Annuities segment increased $103 million from the year-ago quarter. This increase reflects higher policy fees, net of associated risk management and other related costs, partially offset by a lower contribution from net investment spread results. The increase in net policy fees was driven by an increase in average variable annuity account values and lower risk management costs. The contribution from net investment spread included returns on non-coupon investments and prepayment fees that were approximately $10 million above our average expectations, in both the current quarter and the year-ago quarter.

INDIVIDUAL LIFE SEGMENT ($ millions)	4Q:17	4Q:16
Adjusted operating income	$98	$138

The Individual Life segment reported adjusted operating income of $98 million for the current quarter, compared to $138 million in the year-ago quarter. The decrease primarily reflects unfavorable claims experience and the adverse ongoing impact of the second quarter 2017 annual review and update of actuarial assumptions and other refinements. Partially offsetting this decrease was a favorable variance from updates to other reserve balances and related items in the year-ago quarter of $25 million and a greater contribution from net investment spread results. The net contribution to current quarter results from claims experience, inclusive of reinsurance, associated reserve updates and amortization, was approximately $25 million less favorable than our average expectations compared to approximately $15 million more favorable than our average expectations in the year-ago quarter. The current quarter contribution from net investment spread included returns on non-coupon investments and prepayment fees that were approximately $5 million above our average expectations, as compared to returns approximately $15 million above our average expectations in the year-ago quarter.

U.S. Workplace Solutions Division:

The U.S. Workplace Solutions division, consisting of the Retirement and Group Insurance segments, reported adjusted operating income of $313 million for the fourth quarter of 2017, compared to $361 million in the year-ago quarter.

RETIREMENT SEGMENT ($ millions)	4Q:17	4Q:16
Adjusted operating income	$291	$318
Significant items included above:
Settlement of legal matters	$0	$20

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Prudential Financial, Inc. Fourth Quarter 2017 Earnings Release	Page 5

The Retirement segment reported adjusted operating income of $291 million for the current quarter, compared to $318 million in the year-ago quarter. Results for the year-ago quarter included a benefit of $20 million from settlement of legal matters.

Excluding this significant item, results decreased $7 million from the year-ago quarter. This decrease reflects a less favorable contribution from case experience and higher expenses, partially offset by a greater contribution from net investment spread results. The current quarter contribution to results from case experience was approximately $10 million less favorable than our average expectations in comparison to approximately $10 million more favorable than our average expectations in the year-ago quarter. The current quarter contribution from net investment spread included returns on non-coupon investments and prepayment fees that were approximately $50 million above our average expectations, as compared to returns approximately $30 million above our average expectations in the year-ago quarter.

GROUP INSURANCE SEGMENT ($ millions)	4Q:17	4Q:16
Adjusted operating income	$22	$43

The Group Insurance segment reported adjusted operating income of $22 million in the current quarter, compared to $43 million in the year-ago quarter. The decrease reflects higher expenses and less favorable group life underwriting results partially offset by a higher contribution from net investment spread results. Current quarter underwriting results included approximately $10 million of unfavorable reserve and premium refinements. The current quarter contribution from net investment spread results included returns on non-coupon investments and prepayment fees which were approximately $10 million above our average expectations in comparison to returns approximately $5 million above our average expectations in the year-ago quarter.

Investment Management Division:

Investment Management reported adjusted operating income of $306 million for the current quarter, compared to $224 million in the year-ago quarter.

INVESTMENT MANAGEMENT ($ millions)	4Q:17	4Q:16
Adjusted operating income	$306	$224

The increase in Investment Management adjusted operating income was driven by a $70 million greater contribution from the segment’s incentive, transaction, strategic investing and commercial mortgage activities, which amounted to $92 million in the current quarter and higher asset management fees, reflecting an increase in assets under management primarily from fixed income net inflows and equity market appreciation, partially offset by higher expenses.

International Insurance Division:

The International Insurance division reported adjusted operating income of $777 million for the fourth quarter of 2017, compared to $755 million in the year-ago quarter.

LIFE PLANNER OPERATIONS ($ millions)	4Q:17	4Q:16
Adjusted operating income	$383	$395

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Prudential Financial, Inc. Fourth Quarter 2017 Earnings Release	Page 6

Adjusted operating income of Life Planner operations was $383 million for the current quarter, compared to $395 million in the year-ago quarter. This decrease was driven by higher expenses, less favorable policy benefits experience, and the impact of foreign currency exchange rates, partially offset by continued business growth. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $5 million in comparison to the year-ago quarter. Claims experience in the current quarter was consistent with our average expectations and in the year-ago quarter was approximately $15 million more favorable than our average expectations. In addition, the current quarter contribution from net investment spread results included returns on non-coupon investments and prepayment fees approximately $15 million above our average expectations in comparison to returns approximately $5 million above our average expectations in the year-ago quarter.

GIBRALTAR LIFE AND OTHER OPERATIONS ($ millions)	4Q:17	4Q:16
Adjusted operating income	$394	$360

Adjusted operating income of Gibraltar Life and Other operations was $394 million for the current quarter, compared to $360 million in the year-ago quarter. This increase primarily reflects more favorable policy benefits experience and continued business growth. Foreign currency exchange rates had a negligible impact on results in comparison to the year-ago quarter.

Corporate and Other Operations:

Corporate and Other operations reported a loss, on an adjusted operating income basis, of $463 million in the fourth quarter of 2017, compared to a loss of $441 million in the year-ago quarter.

CORPORATE AND OTHER OPERATIONS ($ millions)	4Q:17	4Q:16
Adjusted operating income	$(463)	$(441)
Significant items included above:
Debt exchange costs	$(12)	$0

Corporate and Other results for the current quarter included $12 million of debt exchange costs. Excluding this item, the $10 million increase in loss compared to the year-ago quarter primarily reflects higher expenses and lower investment income, net of interest costs, partially offset by higher income from the qualified pension plan.

ASSETS UNDER MANAGEMENT

Assets under management amounted to $1.394 trillion at December 31, 2017, compared to $1.264 trillion a year earlier.

NET INCOME AND INVESTMENT PORTFOLIO

Net income attributable to Prudential Financial, Inc. amounted to $3.765 billion for the fourth quarter of 2017, compared to $284 million for the year-ago quarter.

Current quarter net income includes a tax benefit of $2.871 billion related to the enactment of the Tax Act,(1) driven by the remeasurement of net deferred tax liabilities arising from a lower U.S. corporate tax rate and the adoption of a territorial tax system, partially offset by the deemed repatriation of unremitted earnings of foreign subsidiaries.

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Prudential Financial, Inc. Fourth Quarter 2017 Earnings Release	Page 7

Current quarter net income also includes $581 million of pre-tax net realized investment losses and related charges and adjustments. The foregoing net losses include net pre-tax losses of $500 million primarily related to derivatives used for risk management including foreign currency and asset and liability duration management and other risk mitigation activities, net pre-tax losses of $332 million from products that contain embedded derivatives or guarantees and associated hedging activities, largely driven by the impact of tightening credit spreads on our risk of non-performance, and $87 million from impairments and sales of credit-impaired investments. The foregoing losses were partially offset by net pre-tax gains of $338 million from general portfolio and related activities.

Net income for the current quarter reflects a pre-tax increase of $6 million in recorded asset values and a pre-tax decrease of $37 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent mark-to-market adjustments.

Net income for the current quarter also reflects a pre-tax loss of $17 million from divested businesses, primarily reflecting the results from the Long-Term Care business.

Net income for the year-ago quarter included $824 million of pre-tax net realized investment losses and related charges and adjustments, including pre-tax losses of $1.283 billion from products that contain embedded derivatives or guarantees and associated hedging activities, and $53 million from impairments and sales of credit-impaired investments. The foregoing losses were partially offset by pre-tax gains of $347 million from general portfolio and related activities and $165 million primarily related to derivatives used in risk management activities including foreign currency and asset and liability duration management.

Excluding holdings of the Closed Block division, gross unrealized losses on general account fixed maturity investments at December 31, 2017, amounted to $1.507 billion, including $1.260 billion on high and highest quality securities based on NAIC or equivalent ratings, and amounted to $3.809 billion at December 31, 2016. Net unrealized gains on these investments amounted to $32.013 billion at December 31, 2017, compared to $27.585 billion a year earlier.

(1) Note: Net income for the fourth quarter and full year 2017, and book value per share and adjusted book value per share as of December 31, 2017, include the estimated impact of the enactment of the Tax Cuts and Jobs Act (Tax Act), which was signed into law on December 22, 2017. The final impact of the Tax Act may differ from these estimates, due to, among other things, changes in interpretations and assumptions made by the Company, additional guidance that may be issued by the U.S. Department of Treasury and actions that the Company may take. In addition, the Financial Accounting Standards Board (FASB) has released “Proposed Accounting Standards Update to Income Statement–Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income,” which, if issued by the FASB in its current form and adopted by the Company prior to the release of the 2017 audited consolidated financial statements, then a portion of the cumulative impact from the remeasurement of deferred taxes will be reported in accumulated other comprehensive income rather than retained earnings. If this change is adopted, reported GAAP book value (total PFI equity) and adjusted book value at December 31, 2017, would remain unchanged.

FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.

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Prudential Financial, Inc. Fourth Quarter 2017 Earnings Release	Page 8

Information in this release regarding the impact of the Tax Act on Prudential Financial, Inc.’s results of operations and financial condition consists of estimates. These estimates are forward-looking statements based on current interpretations and expectations and may change, possibly materially, as described above. The 2018 expected adjusted operating income effective tax rate included in this press release reflects the estimated impact of the Tax Act on the 2018 effective tax rate included in Prudential Financial, Inc.’s 2018 Financial Outlook presentation and the related Current Report on Form 8-K dated December 14, 2017. Apart from the tax rate, Prudential Financial, Inc. is not updating or reaffirming the expectations or assumptions presented in its 2018 Financial Outlook as of such date.

Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations of these measures to the most directly comparable GAAP measures are included in this release.

Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. However, the effectiveness of our hedging program will ultimately be reflected in adjusted operating income over time. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP, are also excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss), the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses, and certain deferred taxes resulting from the change in the U.S. tax rate enacted with the Tax Cuts and Jobs Act on December 22, 2017. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions. See “Other Financial Highlights” above for information related to the impact of the Tax Act on adjusted book value per share, as of December 31, 2017.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, adjusted operating income and adjusted book value are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive

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Prudential Financial, Inc. Fourth Quarter 2017 Earnings Release	Page 9

these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide a reconciliation of adjusted operating income to net income in accordance with GAAP and a reconciliation of adjusted book value to GAAP book value. The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent Quarterly Reports on Form 10-Q, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historic information relating to our financial performance is located on our Web site at www.investor.prudential.com.

EARNINGS CONFERENCE CALL

Members of Prudential’s senior management will host a conference call on Thursday, February 8, 2018, at 11 a.m. ET, to discuss with the investment community the Company’s fourth quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through February 23. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0228 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2 p.m. on February 8, through February 15, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 439432.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1 trillion of assets under management as of December 31, 2017, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit news.prudential.com.

MEDIA CONTACT: Laura Burke, (973) 802-9489, laura.burke@prudential.com

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Financial Highlights

(in millions, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Income Statement Data:
Net income attributable to Prudential Financial, Inc.	$3,765	$284	$7,863	$4,368
Income attributable to noncontrolling interests	100	9	111	51

Net income	3,865	293	7,974	4,419

Less: Earnings attributable to noncontrolling interests	100	9	111	51

Income attributable to Prudential Financial, Inc.	3,765	284	7,863	4,368

Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(109)	2	(62)	(2)

Income (after-tax) before equity in earnings of operating joint ventures	3,874	282	7,925	4,370

Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(581)	(824)	(58)	523
Investment gains (losses) on trading account assets supporting insurance liabilities, net	6	(378)	336	(17)
Change in experience-rated contractholder liabilities due to asset value changes	37	283	(151)	21
Divested businesses:
Closed Block Division	(4)	(58)	45	(132)
Other divested businesses	(13)	(160)	38	(84)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	99	(5)	33	(5)

Total reconciling items, before income taxes	(456)	(1,142)	243	306

Less: Income taxes, not applicable to adjusted operating income	(3,157)	(334)	(3,030)	43

Total reconciling items, after income taxes	2,701	(808)	3,273	263

After-tax adjusted operating income (1)	1,173	1,090	4,652	4,107

Income taxes, applicable to adjusted operating income	399	369	1,592	1,292

Adjusted operating income before income taxes (1)	$1,572	$1,459	$6,244	$5,399

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Earnings per share of Common Stock (diluted):

Net income attributable to Prudential Financial, Inc.	$8.61	$0.65	$17.86	$9.71
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(1.34)	(1.87)	(0.13)	1.17
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.01	(0.86)	0.77	(0.04)
Change in experience-rated contractholder liabilities due to asset value changes	0.09	0.64	(0.35)	0.05
Divested businesses:
Closed Block Division	(0.01)	(0.13)	0.10	(0.30)
Other divested businesses	(0.03)	(0.36)	0.09	(0.19)
Difference in earnings allocated to participating unvested share-based payment awards	(0.07)	0.02	(0.09)	—

Total reconciling items, before income taxes	(1.35)	(2.56)	0.39	0.69
Less: Income taxes, not applicable to adjusted operating income	(7.27)	(0.75)	(6.89)	0.11

Total reconciling items, after income taxes	5.92	(1.81)	7.28	0.58

After-tax adjusted operating income	$2.69	$2.46	$10.58	$9.13

Weighted average number of outstanding Common shares (basic)	423.7	430.7	427.0	438.2

Weighted average number of outstanding Common shares (diluted)	432.7	439.8	436.0	446.6

Earnings related to interest, net of tax, on exchangeable surplus notes	$4	$4	$17	$17

Earnings allocated to participating unvested share-based payment awards for earnings per share calculation:
Net income	$44	$3	$94	$49
After-tax adjusted operating income	$14	$12	$56	$47

Prudential Financial, Inc. Equity (as of end of period):

GAAP book value (total PFI equity) at end of period	$54,069	$45,863
Less: Accumulated other comprehensive income (AOCI)	17,074	14,621

GAAP book value excluding AOCI	36,995	31,242
Less: Cumulative effect of foreign exchange rate remeasurement and changes in certain deferred taxes	(969)	(3,199)

Adjusted book value	37,964	34,441

Number of diluted shares at end of period (2)	435.7	436.2

GAAP book value per Common share - diluted (3)	125.24	104.91
GAAP book value excluding AOCI per share - diluted (4)	86.06	71.62
Adjusted book value per Common share - diluted (4)	88.28	78.95

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$541	$422	$2,198	$1,765
Individual Life	98	138	(191)	79

Total U.S. Individual Solutions Division	639	560	2,007	1,844

Retirement	291	318	1,244	1,012
Group Insurance	22	43	253	220

Total U.S. Workplace Solutions Division	313	361	1,497	1,232

Investment Management	306	224	979	787

Total Investment Management Division	306	224	979	787

International Insurance	777	755	3,198	3,117

Total International Insurance Division	777	755	3,198	3,117

Corporate and Other operations	(463)	(441)	(1,437)	(1,581)

Adjusted operating income before income taxes	1,572	1,459	6,244	5,399

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(581)	(824)	(58)	523
Investment gains (losses) on trading account assets supporting insurance liabilities, net	6	(378)	336	(17)
Change in experience-rated contractholder liabilities due to asset value changes	37	283	(151)	21
Divested businesses:
Closed Block Division	(4)	(58)	45	(132)
Other divested businesses	(13)	(160)	38	(84)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	99	(5)	33	(5)

Total reconciling items, before income taxes	(456)	(1,142)	243	306

Income before income taxes and equity in earnings of operating joint ventures for Prudential Financial, Inc.	$1,116	$317	$6,487	$5,705

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
U.S. Individual Solutions Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,618	$1,656	$5,894	$8,054

Net sales (redemptions)	$(1,134)	$(493)	$(3,927)	$173

Total account value at end of period	$168,626	$156,783

Individual Life Insurance Annualized New Business Premiums (5):
Term life	$53	$50	$213	$200
Guaranteed Universal life	32	77	156	243
Other Universal life	43	31	125	95
Variable life	55	25	130	92

Total	$183	$183	$624	$630

U.S. Workplace Solutions Division:

Retirement Segment:
Full Service:
Deposits and sales	$6,832	$5,168	$29,527	$21,928

Net additions (withdrawals)	$(371)	$(147)	$4,716	$1,801

Total account value at end of period	$234,616	$202,802

Institutional Investment Products:
Gross additions	$10,267	$3,751	$21,630	$16,140

Net additions (withdrawals)	$4,825	$(169)	$4,224	$3,979

Total account value at end of period	$194,492	$183,376

Group Insurance Annualized New Business Premiums (5):
Group life	$22	$31	$287	$316
Group disability	12	6	153	119

Total	$34	$37	$440	$435

Investment Management Division:

Investment Management Segment:
Assets managed by Investment Management (in billions, as of end of period):
Institutional customers	$489.5	$431.5
Retail customers	245.6	209.2
General account	420.2	399.4

Total Investment Management	$1,155.3	$1,040.1

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$16.2	$15.7	$65.2	$59.4

Net additions (withdrawals), other than money market	$(0.1)	$2.5	$11.6	$5.3

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$14.0	$9.9	$49.7	$42.1

Net additions (withdrawals), other than money market	$1.5	$(1.6)	$4.1	$0.4

International Insurance Division:

International Insurance Annualized New Business Premiums (5) (6):
Actual exchange rate basis	$650	$737	$2,989	$3,002

Constant exchange rate basis	$644	$713	$2,975	$2,969

See footnotes on last page.

Financial Highlights

(in billions, as of end of period, unaudited)

	Three Months Ended December 31
	2017	2016
Assets and Asset Under Management Information:

Total assets	$831.9	$784.0

Assets under management (at fair market value):
U.S. Individual Solutions Division	119.8	114.6
U.S. Workplace Solutions Division	88.5	82.9
Investment Management Division	1,155.3	1,040.1
International Insurance Division	30.0	26.2

Total assets under management	1,393.6	1,263.8
Client assets under administration	213.6	177.3

Total assets under management and administration	$1,607.2	$1,441.1

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance. See FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.
(2)	Diluted shares as of December 31, 2017 include 5.88 million shares due to the dilutive impact of conversion of exchangeable surplus notes (“ESNs”) when book value per common share (i.e., book value per common share, book value excluding AOCI per share and adjusted book value per common share) is greater than $85.00. Diluted shares as of December 31, 2016 do not include shares related to ESNs due to the antidilutive impact of conversion of ESNs when book value per common share (i.e., book value excluding AOCI per share and adjusted book value per common share) is less than $86.92.
(3)	Reflecting the dilutive impact of ESNs when book value per common share is greater than $85.00, to calculate book value per common share as of December 31, 2017, equity is increased by $500 million and diluted shares include 5.88 million shares. As of December 31, 2016, book value per common share includes a $500 million increase in equity and a 5.75 million increase in diluted shares, reflecting the dilutive impact of ESNs when book value per common share is greater than $86.92.
(4)	The exchangeable surplus notes are subject to customary antidilution adjustments and the exchange rate is accordingly revalued in the fourth quarter of each year. Reflecting the dilutive impact of ESNs when book value per common share is greater than $85.00, to calculate book value excluding AOCI per share and adjusted book value per common share as of December 31, 2017, equity is increased by $500 million and diluted shares include 5.88 million shares. As of December 31, 2016, the conversion of ESNs is antidilutive as book value excluding AOCI per share and adjusted book value per common share is less than $86.92.
(5)	Premiums from new sales that are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.
(6)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 112 per U.S. dollar and Korean won 1,130 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.